Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

PENSARE ACQUISITION CORP.,

Tango Merger Sub Corp.,

Stratos Management Systems Holdings, LLC

and

STRATOS MANAGEMENT SYSTEMS, INC.

Dated as of July 24, 2019

(continued)

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

EXHIBIT A Amended and Restated Certificate of Incorporation of Pensare

EXHIBIT B Directors and Officers of Surviving Corporation

EXHIBIT C Lock-Up Agreement

SCHEDULE A Holdings and Company Knowledge Parties

SCHEDULE 7.02 Certain Transaction

-v-

BUSINESS COMBINATION AGREEMENT, dated as of July 24, 2019 (this “Agreement”), by and among Pensare Acquisition Corp., a Delaware corporation (“Pensare”), Tango Merger Sub Corp., a Delaware corporation (“Merger Sub”), Stratos Management Systems Holdings, LLC, a Delaware limited liability company (“Holdings”), and Stratos Management Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company is a wholly-owned direct subsidiary of Holdings and Merger Sub is a wholly-owned direct subsidiary of Pensare;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Pensare and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Pensare;

WHEREAS, Pensare may enter into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase PIPE Securities (as defined herein) in a private placement or placements to be consummated immediately prior to the consummation of the transactions contemplated hereby (collectively, the “Private Placement”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of the Company;

WHEREAS, the Board of Directors of Holdings (the “Holdings Board”) has unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Pensare (the “Pensare Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Merger Consideration to Holdings pursuant to this Agreement and the other Transactions contemplated by this Agreement and (b) has recommended the approval and adoption of this Agreement and the Transactions (the “Pensare Recommendation”) by the stockholders of Pensare;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Pensare are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Pensare, Merger Sub, Holdings and the Company hereby agree as follows:

Article I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Pensare, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or 25% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Lock-Up Agreement, the Pensare Closing Cash Certificate, the Company Certificate, and all other agreements, certificates and instruments executed and delivered by Pensare, Merger Sub, Holdings or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, including Company Product Data and Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software (including Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Closing Calculation Amount” means the amount that is one half of the Consideration Amount.

“Closing Company Net Debt” means, on a consolidated basis and calculated as of the open of business on the Closing Date, without duplication and without giving effect to the Transactions to be effected on the Closing Date, (a) the aggregate consolidated amount of indebtedness for borrowed money (including the current portion of any such indebtedness), book overdrafts and capital lease obligations (including the current portion of any such obligations) of the Company and the Company Subsidiaries plus (b) the aggregate consolidated amount of accrued but unpaid interest for borrowed money and prepayment penalties, minus the aggregate consolidated amount of cash and cash equivalents, including marketable securities, short-term investments and demand deposits, on hand or in accounts of the Company and the Company Subsidiaries (net of outstanding checks) (not including (i) prepaid deposits or other similar restricted cash and (ii) cash subject to any forbearance agreements).

“Closing Net Working Capital” means, on a consolidated basis as of the open of business on the Closing Date, the amount equal to (i) the sum of all accrued accounts receivable, trade receivables, inventories, rebate receivables and prepaid expenses of the Company and the Company Subsidiaries, minus (ii) the sum of all accounts payable, unearned revenues and other accrued expenses (including sales tax, payroll tax and interest payables) of the Company and Company Subsidiaries, in each case, determined in accordance with GAAP.

“Closing Net Working Capital Target” means negative four million three hundred thousand dollars (-$4,300,000).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Comerica Credit Agreement” means that certain Credit Agreement dated as of December 18, 2017 entered into by the Company and Comerica Bank, as amended or otherwise modified.

“Company Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Credit Agreements” means the Comerica Credit Agreement, that certain Non-Negotiable Unsecured Subordinated Promissory Note, issued August 1, 2018 to Synetra, Inc. by Computex, Inc., and that certain Non-Negotiable Unsecured Subordinated Promissory Note, issued August 1, 2018 to John Sorensen and Paul Sorensen by Computex, Inc.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that none of the following shall be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (a) any change or proposed change in any Law or GAAP; (b) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets; (d) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (e) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (f) any change resulting from the announcement or pendency of the Transactions or attributable to the fact that Pensare or any of its affiliates are the prospective owners of the Company or to Pensare’s future plans for the business of the Company and the Company Subsidiaries, taken as a whole; (g) any actions taken or not taken pursuant to or in accordance with this Agreement or any Ancillary Agreement at the request of Pensare; or (h) any failure by the Company (including the Company Subsidiaries), in and of itself, to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that any change, event or circumstance causing such failure may be taken into consideration in determining whether a Company Material Adverse Effect has occurred), except in the cases of clauses (a) through (e), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Products.

“Company Transaction Expenses ” means, to the extent unpaid immediately prior to the Effective Time, (i) all fees and expenses of counsel, accountants and other advisors (other than investment bankers and brokers) of Holdings and/or the Company incurred in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions, the audit of the Company’s financial statements and the preparation of portions of the Proxy Statement and (ii) any compensatory amounts payable to any officer, director, employee or independent contractor of the Company and the Company Subsidiaries (e.g., sale bonus, change in control bonus, retention payments, severance and similar payments) as a result of the consummation of the transactions contemplated by this Agreement and the employer portion of any payroll Taxes associated therewith.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or Pensare or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“Consideration Amount” means $65,000,000 minus the Estimated Closing Company Net Debt minus the amount by which the Estimated Closing Net Working Capital is less than the Closing Net Working Capital Target plus the amount by which the Estimated Closing Net Working Capital is greater than the Closing Net Working Capital Target. By way of example, if the Estimated Closing Company Net Debt is $20,000,000, and the Estimated Closing Net Working Capital is negative two million dollars (-$2,000,000), then Estimated Closing Net Working Capital would be greater than the Closing Net Working Capital Target, and the Consideration Amount would be $47,300,000.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Founder” means each holder of Pensare Common Stock issued prior to the initial public offering of Pensare.

“Hazardous Substances” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names; (f) all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (e), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests.

“Inventories” means all inventories, merchandise, goods, raw materials, packaging, labels, supplies and other personal property that are maintained, held or stored by or for the Company or any Company Subsidiary, and any prepaid deposits for any of the same.

“knowledge” or “to the knowledge” of a person shall mean in the case of Holdings and/or the Company, the actual knowledge of the persons listed on Schedule A after reasonable investigation, and in the case of Pensare, the actual knowledge of Dr. Robert Willis, Darrell J. Mays, John Foley and David Panton after reasonable investigation.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Lock-Up Agreement” means that certain Lock-Up Agreement substantially in the form attached hereto as Exhibit C.

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to:  (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Payment Spreadsheet” means a spreadsheet that will be delivered by Holdings to Pensare at least three (3) Business Days prior to the Closing, which shall set forth the aggregate amount of Company Transaction Expenses and the payments to be made by Pensare at Closing, on behalf of the Company, to the recipients of such Company Transaction Expenses.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Pensare Certificate of Incorporation” means the Pensare Certificate of Incorporation, as amended and restated on July 27, 2017 and as subsequently amended.

“Pensare Common Stock” means Pensare’s common stock, par value $0.001 per share.

“Pensare Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of Pensare and its subsidiaries taken as a whole; provided, however, that the following shall not be taken into account in the determination of whether a Pensare Material Adverse Effect has occurred: any change or effect resulting from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any natural disaster, hostilities, war or military or terrorist attack), but only to the extent that such change does not have a disproportionately adverse effect on Pensare or its subsidiaries, taken as a whole, as compared to other businesses in the same industry; or (b) would prevent, materially delay or materially impede the performance by Pensare or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions.

“Pensare Organizational Documents” means the Pensare Certificate of Incorporation, by-laws, Trust Agreement and Stock Escrow Agreement of Pensare, in each case as amended, modified or supplemented from time to time.

“Pensare Securities” means any shares of Pensare Common Stock or, if applicable, any other debt or equity securities of Pensare issued as Merger Consideration to Holdings hereunder, including preferred or common equity securities, units, rights, debt securities, warrants, options, convertible securities or any other securities convertible into, or exchangeable or exercisable for, debt or equity securities.

“Pensare Stockholder Redemptions” means the number of shares of Pensare Common Stock that the stockholders of Pensare elect to redeem at the Pensare Stockholders’ Meeting pursuant to the Redemption Rights.

“Pensare Units” means one share of Pensare Common Stock, one Pensare Right and one-half of one Pensare Warrant.

“Pensare Warrant Agreement” means that certain warrant agreement dated July 27, 2017 by and between Pensare and Continental Stock Transfer & Trust Co.

“Pensare Warrants” means warrants to purchase shares of Pensare Common Stock as contemplated under the Pensare Warrant Agreement, exercisable for one share of Pensare Common Stock at an exercise price of $11.50.

“Per Share Price” means the lower of (a) the average closing price of the Pensare Common Stock on the Nasdaq Capital Market during the ten (10) consecutive trading day period ending on the third (3rd) Business Day prior to the Closing Date or (b) if Pensare shall issue or sell any shares of Pensare Common Stock (or any other securities convertible into shares of Pensare Common Stock) prior to, or in connection with, the Closing (including pursuant to the Private Placement), the lowest price per share of Pensare Common Stock (or such other security on an as converted basis to shares of Pensare Common Stock) sold or issued by Pensare.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) purchase money Liens incurred in the ordinary course of business; (e) any Liens created as a result of any act taken by or through Pensare or any of its affiliates; (f) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (g) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (h) non-exclusive licenses in the ordinary course of business and (i) any Lien arising pursuant to the Company Credit Agreements.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier) or any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual and (b) internet protocol address or other persistent identifier.

“PIPE Securities” means any equity securities of Pensare issued in connection with the Private Placement, including preferred or common equity securities, units, rights, warrants, options, convertible securities or any other securities convertible into, or exchangeable or exercisable for equity securities.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, computer software (in object code or source code format), data and databases, and related documentation and materials and other products, including any of the foregoing currently in development, from which the Company or any Company Subsidiary has derived within the one (1) year preceding the date hereof, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

“Prospectus” means the final prospectus of Pensare, dated as of July 27, 2017.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Pensare Certificate of Incorporation.

“Related Parties” shall mean, with respect to a person, such person’s former, current and future direct or indirect equityholders, controlling persons, shareholders, optionholders, members, general or limited partners, affiliates, Representatives, and each of their respective successors and assigns.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Stock Escrow Agreement” means that certain Stock Escrow Agreement, dated July 27, 2017 by and among Pensare, Continental Stock Transfer & Trust Company and the other parties thereto (as it may be amended, modified or supplemented from time to time).

“subsidiary” or “subsidiaries” of Holdings, the Company, the Surviving Corporation, Pensare or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies Inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Telecommunications Contract” means that certain Master Resale Agreement, dated July 22, 2019, by and between Pensare and AT&T Corp.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Pensare, Merger Sub, Holdings or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2019 Balance Sheet	§4.07(b)
Accountant	§3.03(c)(i)
Action	§4.09
Agreement	Preamble
Audited Financial Statements	§4.07(a)
Blue Sky Laws	§4.05(b)
Business Combination	§6.03(a)
Cash Consideration	§3.02(a)
Certificate of Merger	§2.02(a)
Claims	§7.03
Closing	§2.02(b)
Closing Date	§2.02(b)
Closing Statement	§3.03(a)
Company	Preamble
Company Acquisition Agreement	§8.04
Company Board	Recitals
Company Certificate	§3.02(e)
Company Disclosure Schedule	§4.01(b)
Company Permits	§4.06
Company Subsidiary	§4.01(a)
Confidentiality Agreement	§8.03(b)
Continuing Employees	§8.05(a)
Customers	§4.19
Data Security Requirements	§4.13(i)
DGCL	Recitals
D&O Indemnified Liabilities	§8.06(c)
D&O Indemnified Parties	§8.06(c)
D&O Tail	§8.06(b)
Dispute Notice	§3.03(c)(i)
Effective Time	§2.02(a)
Effectiveness Deadline	§8.12
Environmental Permits	§4.15
Equity Plan	§8.05(a)
ERISA	§4.10(a)
ERISA Affiliate	§4.10(c)
Estimated Closing Company Net Debt	§3.02(e)
Exchange Act	§4.25
Expenses	§10.03
Extension	§8.17
First Expiration Date	§8.17
GAAP	§ 4.07(a)

Defined Term	Location of Definition
Guarantees	§ 8.19
Governmental Authority	§4.05(b)
H&B	§11.11
Health Plan	§4.10(k)
Holdings	Preamble
Holdings Board	Recitals
IRS	§4.10(b)
Law	§4.05(a)
Lease Documents	§4.12(b)
Management Team	§8.16
Material Contracts	§4.16(a)
Merger	Recitals
Merger Consideration	§3.02(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§6.03(c)
PCAOB Audited Financials	§8.14
Pensare	Preamble
Pensare Board	Recitals
Pensare Closing Cash Certificate	§3.02(d)
Pensare Material Contracts	§6.12(a)
Pensare Preferred Stock	§6.03(a)
Pensare Proposals	§8.01(a)
Pensare Recommendation	Recitals
Pensare Rights	§6.03(a)
Pensare SEC Reports	§6.07(a)
Pensare Stockholders’ Meeting	§8.01(a)
Plans	§4.10(a)
PPACA	§4.10(k)
Proxy Statement	§8.01(a)
Registrable Securities	§8.12
Registration Statement	§8.12
Remedies Exceptions	§4.04
Representatives	§8.03(a)
Resolution Period	§3.04(c)(i)
Review Period	§3.04(c)(i)
SEC	§6.07(a)
Securities Act	§6.07(a)
Stock Consideration	§3.02(a)
Stockholder Released Parties	§8.18
Subscription Agreement	Recitals
Suppliers	§4.19
Surviving Corporation	§2.01

Defined Term	Location of Definition
Tax	§4.14(p)
Tax Return	§4.14(p)
Terminating Company Breach	§10.01(e)
Terminating Pensare Breach	§10.01(f)
Transactions	§4.01(a)
Trust Account	§6.17
Trust Agreement	§6.17
Trust Fund	§6.17
Trustee	§6.17

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than five (5) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation; provided, that the parties shall cause Merger Sub to change its name to such name as shall be agreed to by the parties.

(b) At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws, as applicable.

(c) At the Closing, subject to receipt of approval by the stockholders of Pensare at the Pensare Stockholder’s Meeting, Pensare shall amend and restate the Pensare Certificate of Incorporation to be as set forth on Exhibit A.

SECTION 2.05 Directors and Officers.

(a) The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth on Exhibit B hereto, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) Pensare shall cause the Pensare Board and the officers of Pensare as of immediately following the Effective Time to be comprised of such individuals as shall be determined by the Pensare Board and included in the Proxy Statement, each to hold office in accordance with the certificate of incorporation and by-laws of Pensare.

SECTION 2.06 Trust Disbursement. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with Pensare Certificate of Incorporation and the Trust Agreement, Pensare shall cause the Trustee to distribute the proceeds of the Trust Fund as contemplated herein in order to consummate the Transactions.

Article III.

CONVERSION OF SECURITIES; MERGER CONSIDERATION; POST CLOSING ADJUSTMENTS

SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Pensare, Merger Sub, Holdings, the Company or the holders of any of the following securities:

(a) all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and Holdings, as sole stockholder of the Company, shall be entitled to receive the Merger Consideration (as specified and calculated pursuant to Section 3.02 and adjusted pursuant to Section 3.03);

(b) all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 3.02 Merger Consideration.

(a) At the Closing, Pensare shall deliver or cause to be delivered to Holdings (i) such number of shares of Pensare Common Stock as shall be equal to the Closing Calculation Amount divided by the Per Share Price (the “Stock Consideration”) and (ii) the Closing Calculation Amount in cash (the “Cash Consideration,” and the Stock Consideration collectively with the Cash Consideration, the “Merger Consideration”) provided, that, notwithstanding the foregoing, if PIPE Securities shall consist of anything other than solely Pensare Common Stock, Holdings shall be entitled to elect to instead receive Pensare Securities of the same type as the PIPE Securities issued to investors in the Private Placement and in the same proportion of PIPE Securities (if more than one class or type of PIPE Security is issued in the Private Placement) issued to investors in the Private Placement and the Stock Consideration shall be defined as such amount of PIPE Securities as shall equal the Closing Calculation Amount divided by the applicable price per unit paid by investors for the applicable PIPE Securities in the Private Placement (with appropriate adjustments being made to the requirements under Section 3.02 to reflect such change);

(b) Furthermore, on the Closing Date, Pensare shall, on behalf of the Company, pay in cash by wire transfer of immediately available funds, the Company Transaction Expenses to the recipients identified on the Payment Spreadsheet (or, if amounts to be paid are compensatory in nature, then to the Company or any Company Subsidiary with further payment to the recipients through the Company’s payroll processing).

(c) To the extent not already reflected in the Per Share Price, the Stock Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Pensare Common Stock (or any other Pensare Securities) occurring on or after the date hereof and prior to the Effective Time.

(d) At least two (2) Business Days prior to the Closing Date, Pensare shall deliver to the Company a certificate (the “Pensare Closing Cash Certificate”) reflecting: (A) (i) the amount of cash available in the Trust Account as of the Closing and (ii) the amount of cash necessary to pay income and franchise taxes from any interest income earned in the Trust Account at the Closing, (iii) the amount of cash necessary to pay any costs and expenses owed by Pensare in accordance with Section 10.03 that are unpaid at the Closing; and (B) the aggregate amount of cash proceeds that will be required to satisfy the Pensare Stockholder Redemptions.

(e) At least two (2) Business Days prior to the Closing Date, Holdings shall deliver to Pensare a certificate (the “Company Certificate”) setting forth Holding’s good faith estimate of the (i) Closing Company Net Debt (the “Estimated Closing Company Net Debt”) and (ii) Closing Net Working Capital (“Estimated Closing Net Working Capital”).

SECTION 3.03 Post-Closing Adjustments. The Merger Consideration shall be subject to adjustment after the Closing as specified in this Section 3.03:

(a) Closing Statement. As promptly as practicable, but in any event within ninety (90) days following the Closing, Pensare shall prepare, or cause to be prepared, and deliver to Holdings a statement calculated in good faith (the “Closing Statement”), setting forth a balance sheet of the Company (on a consolidated basis with the Company Subsidiaries) as of the close of business on the Closing Date and prepared in connection with the applicable defined terms in this Agreement, and setting forth separately a calculation (including a summary of such calculation) of the Closing Net Working Capital and Closing Company Net Debt. The parties acknowledge that Closing Net Working Capital and Closing Company Net Debt shall be calculated in accordance with the accounting methodologies, principles and procedures applied historically by the Company in preparing its financial statements (in each case in accordance with GAAP) as set forth in Section 3.03(a) of the Company Disclosure Schedule, which sets forth an illustrative calculation of Closing Net Working Capital and Closing Company Net Debt at May 31, 2019.

(b) Cooperation. In connection with Holdings’ review of the Closing Statement, Pensare shall, and shall cause the Company to, (i) provide Holdings and its authorized Representatives with reasonable access to the relevant books and records, its and its accountants’ work papers, schedules and other unaudited financial statement reporting data as may be reasonably requested by Holdings; and (ii) otherwise cooperate in good faith with Holdings and its authorized Representatives, including by providing on a timely basis all information necessary or useful in Holdings’ review of the Closing Statement, including the calculations of Closing Net Working Capital and Closing Company Net Debt.

(c) Disputes.

(i)    If Holdings disagrees with Pensare’s calculations or determinations set forth in the Closing Statement, Holdings shall promptly, but in no event later than forty-five (45) days following its receipt of the Closing Statement (the “Review Period”), deliver to Pensare written notice describing in reasonable detail its dispute by specifying those items or amounts as to which Holdings disagrees, together with Holdings’ determination of such disputed items and amounts if determinable from the Closing Statement (a “Dispute Notice”); provided, however, that the Review Period shall be tolled and extended by such days as it may take Pensare to provide any information or access requested by Holdings pursuant to clause (b) above, except that the Review Period shall not be extended more than sixty (60) days following receipt of the Closing Statement. Unless Holdings delivers a Dispute Notice to Pensare on or prior to the expiration of the Review Period, Holdings will be deemed to have accepted and agreed to the Closing Statement and such statement (and the calculations contained therein) will be final, binding and conclusive. During the forty-five (45) days (the “Resolution Period”) after the delivery of the Dispute Notice, Pensare and Holdings shall reasonably cooperate in good faith to resolve any such dispute and finally determine the Closing Statement, the Closing Net Working Capital, and Closing Company Net Debt. Any resolution by Pensare and Holdings during the Resolution Period as to any item identified in the Dispute Notice shall be set forth in writing and will be final, binding and conclusive. If Pensare and Holdings are not able to resolve all disputed items identified in the Dispute Notice within the Resolution Period, then the items that remain in dispute shall be submitted to a mutually agreed upon accounting firm of national or international reputation (such accounting firm being, the “Accountant”).

(ii) If any remaining issues in dispute are submitted to the Accountant for resolution, each of Pensare and Holdings will be afforded an opportunity to present to the Accountant any material relating to the determination of the matters in dispute provided, however, a copy of all such material shall also be provided to the other party. The Accountant shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of the Pensare, on the one hand, and Holdings, on the other, and not by independent investigation, the numbers in dispute in the Closing Statement and shall be instructed that its calculations must be made in accordance with the standards and definitions in this Agreement, and with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by Holdings in the Dispute Notice and by Pensare in the Closing Statement.

(iii) Pensare and Holdings shall give the Accountant access to all documents, records, work papers and personnel of such party and its subsidiaries and affiliates as reasonably necessary to perform its function. The Accountant shall deliver to Pensare and Holdings, as promptly as practicable and in any event within thirty (30) days (subject to any extensions requested by the Accountant and approved by both Pensare and Holdings, which shall not be unreasonably withheld, conditioned or delayed) after its, his or her appointment, a written statement setting forth its, his or her determination of the disputed items set forth in the Closing Statement and Dispute Notice, each as determined in accordance with the terms of this Agreement. Such determination shall be final and binding upon Pensare and Holdings to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction. The fees, costs and expenses of the Accountant shall be allocated to and borne by Pensare and Holdings based on the inverse of the percentage that the Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accountant. For example, should the items in dispute total in amount to one thousand dollars ($1,000) and the Accountant awards six hundred dollars ($600) in favor of Holdings’ position, 60% of the costs of its review would be borne by the Pensare and 40% of the costs would be borne by Holdings.

(d) Final Adjustment. The final, binding and conclusive calculation of the Closing Net Working Capital and Closing Company Net Debt, based either upon initial delivery of the Closing Statement pursuant to Section 3.03(a), agreement or deemed agreement by Pensare and Holdings or the written determination delivered by the Accountant, in each case, in accordance with this Section 3.03, will be the “Closing Net Working Capital” and “Closing Company Net Debt” for all purposes of this Agreement.

(i) On or prior to the third (3rd) Business Day following the determination of the Closing Net Working Capital:

(A) If the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, Pensare shall pay the difference (expressed as a positive number) between the Closing Net Working Capital and the Estimated Closing Net Working Capital to Holdings in cash by wire transfer in immediately available funds to the account designated by Holdings. By way of example, if the Closing Net Working Capital is negative two million dollars (-$2,000,000) and the Estimated Closing Net Working Capital is negative five million dollars (-$5,000,000), then the Closing Net Working Capital would be greater than the Estimated Closing Net Working Capital and therefore Pensare would pay the difference, which would be $3,000,000.

(B) If the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, Holdings shall pay the difference (expressed as a positive number) between the Closing Net Working Capital and the Estimated Closing Net Working Capital to Pensare as set forth in clause (iv) below. By way of example, if the Closing Net Working Capital is negative five million dollars (-$5,000,000) and the Estimated Closing Net Working Capital is negative two million dollars (-$2,000,000), then the Closing Net Working Capital would be less than the Estimated Closing Net Working Capital and therefore Holdings would pay the difference, which would be $3,000,000.

(ii) On or prior to the third (3rd) Business Day following the determination of the Closing Company Net Debt:

(A) If the Closing Company Net Debt exceeds the Estimated Closing Company Net Debt, Holdings shall pay the entire amount of such excess over the Estimated Closing Company Net Debt to Pensare as set forth in clause (iv) below.

(B) If the Estimated Closing Company Net Debt exceeds the Closing Company Net Debt, Pensare shall pay the entire amount of the difference between the Estimated Closing Company Net Debt and the Closing Company Net Debt to Holdings in cash by wire transfer of immediately available funds to an account designated by Holdings.

(iii) The amounts payable pursuant to paragraphs (i) ands (ii) shall, if applicable, be netted against each other so as to require only one payment from one party to the other. Notwithstanding anything to the contrary herein, if the total net payment due by either party hereunder would be less than $50,000, then no payment shall be due pursuant to this Section 3.03(d).

(iv) Holdings shall pay back such owed amounts half in cash in immediately available funds (to an account designated by Pensare) and half in shares of Pensare Common Stock (and/or other Pensare Securities (if issued as Stock Consideration), as applicable) (by returning shares of Pensare Common Stock (and/or other Pensare Securities as applicable), issued to Holdings pursuant to Section 3.02(a) to Pensare). For purposes of this Section 3.03(d)(iv), each share of Pensare Common Stock shall have a value equal to the Per Share Price.

(v) Any payment by Pensare or Holdings pursuant to this Section 3.03(d) shall be treated for Tax purposes as an adjustment to the Merger Consideration to the extent permitted by applicable Law.

Article IV.

REPRESENTATIONS AND WARRANTIES relating to THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company and Holdings, jointly and severally, hereby represent and warrant to Pensare and Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”), is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the transactions contemplated by this Agreement or the Transaction Documents (collectively, the “Transactions”) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule (the “Company Disclosure Schedule”), which has been prepared by the Company and delivered by the Company to Pensare and Merger Sub prior to the execution and delivery of this Agreement. Except as disclosed in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Certificate of Incorporation and By-laws. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date of this Agreement 1,000 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and owned by Holdings (free and clear of all Liens, options or rights of first refusal on Holdings’ voting securities other than transfer restrictions under applicable securities laws and its organizational documents) and no shares of Company Common Stock are held in the treasury of the Company. Other than the amended and restated limited liability company agreement of Holdings (as amended), there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the amended and restated limited liability company agreement of Holdings (as amended), there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(b) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(c) All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(d) Each outstanding share of capital stock or other equity security (as applicable) of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or equity security is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws, their respective organizational documents and the amended and restated limited liability company agreement of Holdings (as amended).

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of Holdings as the Company’s sole stockholder (as contemplated by Section 8.02(c)) and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Pensare and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 262 of the DGCL shall not apply to the Merger or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DCGL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07 Financial Statements.

(a) The Company has made available to Pensare true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2016, December 31, 2017, and December 31, 2018, and the related audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain an unqualified report of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to Pensare a true and complete copy of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of March 31, 2019 (the “2019 Balance Sheet”), and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the three-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) Except as and to the extent set forth on the Audited Financial Statements, the 2019 Balance Sheet or Section 4.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2019 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

(d) Section 4.07(d) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and the Company Subsidiaries since January 1, 2015 through the date of the Agreement and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Company Board. The Company has no off-balance sheet arrangements.

(e) Except as set forth on Section 4.07(e) of the Company Disclosure Schedule, since January 1, 2015 (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(f)   To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(g) All accounts receivable of the Company and its Company Subsidiaries reflected on the 2019 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2019 Balance Sheet, neither the Company nor any of its Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of its Company Subsidiaries sell goods, fill orders or record sales.

(h) All accounts payable of the Company and its Company Subsidiaries reflected on the 2019 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2019 Balance Sheet, the Company and its Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08 Absence of Certain Changes or Events. Since the 2019 Balance Sheet and prior to the date of this Agreement, except as set forth in Section 4.08 of the Company Disclosure Schedule or otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

SECTION 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no material litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other material employee benefit plans, programs or arrangements, and all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to Pensare, if applicable (i) a true and complete copy of the plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan descriptions and summary of material modifications, (iii) copies of the three (3) most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination letter for each such Plan, (v) copies of the non-discrimination testing results for the three (3) most recent Plan years and (vi) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, the Company is not and will not be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical, disability or life insurance benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

(f)   Each Plan is and has been within the past six (6) years in compliance, in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries. All such contributions have been fully deductible for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(j) The Company and each ERISA Affiliate have each complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

SECTION 4.11 Labor and Employment Matters.

(a) Except as set forth in Section 4.11(a) of the Company Disclosure Schedule: (i) there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective employees, which Actions would have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has materially breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. Except as set forth in the contracts for employment and consulting services set forth in Section 4.10(a), all employees of the Company and the Company Subsidiaries are employed on an at-will basis.

(b) Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance in all respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and since December 31, 2017 have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of Company or Company Subsidiary employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted in writing since December 31, 2017, or is now pending or, to the knowledge of the Company, threatened in writing before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted in writing since December 31, 2017, or is now pending, or, to the knowledge of the Company. threatened in writing with respect to the Company. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted since December 31, 2017 or is now pending or, to the knowledge of the Company, threatened in writing before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person.

(c) All current officers, management employees, and technical and professional employees of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment.

SECTION 4.12 Real Property; Title to Assets.

(a) Section 4.12(a) of the Company Disclosure Schedule lists the street address of each parcel of real property owned by the Company or any Company Subsidiary. The Company or one of the Company Subsidiaries has good and valid title in fee simple to each parcel of owned real property free and clear of all Liens other than Permitted Liens.

(b) Section 4.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease or sublease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Pensare. All such current leases and subleases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such leases or subleases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any real property owned or leased by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) registered Intellectual Property rights and applications for registrations of other Intellectual Property rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person, that are material to the business of the Company and/or the Company Subsidiaries as currently conducted (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $50,000); and (iii) any unregistered Software or Business Systems owned or purported to be owned by, and material to the business of, the Company or any Company Subsidiary as currently conducted that would have a replacement cost of more than $50,000.

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license, all Intellectual Property that is necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries or otherwise used in such business. All Company owned IP is subsisting and enforceable and, to the knowledge of the Company, valid. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened, pending or, other than upon the expiration or termination of its statutory or contractual term in the ordinary course, reasonably foreseeable.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets or other Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Schedule: (i) there have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of its business of the Company and the Company Subsidiaries (including the Company Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived any Company IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Merger Sub or Pensare, and pursuant to which such persons agreed to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as required by applicable Law.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a) of the Company Disclosure Schedule.

(g) Section 4.13(g) of the Company Disclosure Schedule lists all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products. The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any license requiring the Company or any Company Subsidiary to disclose or distribute the source code to any of the Products, to license or provide the source code to any of the Products for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Products at no or minimal charge.

(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been effective upon testing in all material respects, and since January 1, 2015, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(i) The Company and each of the Company Subsidiaries, as their business is currently conducted, comply and have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices. Neither the Company nor any Company Subsidiaries has inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Products. Since January 1, 2015, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any Customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(j) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature and (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, anywhere in the world. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the transactions contemplated hereunder, that would prohibit Merger Sub or Pensare from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements, provided that no employee, officer, director, or agent of Merger Sub or Pensare has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company and the Company Subsidiaries.

SECTION 4.14 Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a) The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of the Company and its Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f)   Neither the Company nor any of its Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h) The Company has made available to Pensare true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and its Company Subsidiaries for tax years 2016, 2017, and 2018.

(i)    There is no contract or agreement, plan or arrangement by the Company or its Company Subsidiaries covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in the Company reports or as may arise as a result of the Merger.

(j)    Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither the Company nor any of its Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l)    Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company or any of its Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(n) None of the Company and its Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Company Subsidiaries: (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) Other than as a result of this Agreement, neither the Company nor any Company Subsidiary has suffered an ownership change within the meaning of Section 382 of the Code.

(p) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

SECTION 4.15 Environmental Matters.

Except as described in Section 4.15 of the Company Disclosure Schedule: (a) none of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2015 or is in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) to the knowledge of the Company, none of the Company or any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”); and (e) each of the Company and each Company Subsidiary is in material compliance with its Environmental Permits.

SECTION 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $3,000,000, in the aggregate, over the 12-month period ending May 31, 2019;

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary of more than $2,000,000, in the aggregate, over the 12-month period ending May 31, 2019;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party;

(iv) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all contracts and agreements evidencing indebtedness for borrowed money;

(vi) all partnership, joint venture or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(viii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(x) all leases or master leases of personal property reasonably likely to result in annual payments of $150,000 or more in a 12-month period;

(xi) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xii) contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to Customers in the ordinary course of business that are substantially in the same form as the Company’s or a Company Subsidiary’s standard form Customer agreements as have been provided to Pensare; and

(xiii) all contracts for employment and consulting services required to be listed in Section 4.10(a) of the Company Disclosure Schedule;

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to Pensare true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged. To the knowledge of the Company, all reasonably foreseeable material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) At no time subsequent to January 1, 2015, has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received written notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.17(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

SECTION 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its sole stockholder, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the sole stockholder of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s sole stockholder. The affirmative vote of Holdings (as the Company’s sole stockholder) is the only vote of the stockholders of the Company necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19 Customers and Suppliers. Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) customers (the “Customers”) of the Company and its Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2018). Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) suppliers (the “Suppliers”) of the Company and its Company Subsidiaries (based on the monies paid to such suppliers during the 12-month period ended December 31, 2018). Except as set forth in Section 4.19 of the Company Disclosure Schedule, no customer of the Company or Company Subsidiary that accounted for more than five percent (5%) of the Company’s consolidated revenues during the 12-month period ended December 31, 2018 and no Supplier (a) has cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (b) has returned, or threatened in writing to return, a substantial amount of any of the Products, equipment, goods and services purchased from the Company or any Company Subsidiary, or (c) to the Company’s knowledge, has threatened to cancel or otherwise terminate its relationship with the Company or its Company Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Company Subsidiary of any Products, equipment, goods or services, as applicable. Neither the Company nor any Company Subsidiary has (i) breached, in any material respect, any Material Contract with or (ii) engaged in any fraudulent conduct with respect to, any Customer or Supplier.

SECTION 4.20 Inventories. Subject to amounts reserved therefor on the 2019 Balance Sheet, the values at which all Inventories are carried on the 2019 Balance Sheet reflect the historical inventory valuation policy of the Company and the Company Subsidiaries. Except as set forth in Section 4.20 of the Company Disclosure Schedule, the Company or a Company Subsidiary, as the case may be, has valid and legal title to the Inventories free and clear of all Liens other than Permitted Liens. Except for any inventory reserves included or reflected on the 2019 Balance Sheet and except for any damage or obsolescence standards, the Inventories do not consist of, in any material amount, items that are obsolete or damaged. Except as set forth in Section 4.20 of the Company Disclosure Schedule, the Inventories do not consist of any items held on consignment. Neither the Company nor any Company Subsidiary is under any obligation or liability with respect to accepting returns of items of Inventories in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since January 1, 2016. Since January 1, 2017, neither the Company nor any Company Subsidiary has acquired or committed to acquire or manufacture Inventories for sale that, to the knowledge of the Company, is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company or any Company Subsidiary changed the price of any Inventories except for (a) price reductions to reflect any reduction in the cost thereof to the Company or the Company Subsidiaries, (b) reductions and increases responsive to normal competitive conditions, including discounts and rebates offered in the ordinary course of business, and (c) increases to reflect any increase in the cost thereof to the Company or the Company Subsidiaries. Section 4.20 of the Company Disclosure Schedule is a true and complete list of the addresses of all warehouses and other facilities in which the Inventories are located. To the knowledge of the Company, the Inventories are in good condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they could reasonably be expected to be sold in the ordinary course of the business of the Company and the Company Subsidiaries consistent with past practice.

SECTION 4.21 Product Warranty. Except for (i) warranties implied or imposed by applicable Laws, (ii) express warranties contained in the Company’s or any Company Subsidiary’s standard terms and conditions of sale, (iii) warranties set forth in customer purchase orders and in other agreements entered into with customers, including contracts with Customers, (iv) manufacturer warranties related to Products sold or delivered by the Company or the Company Subsidiaries, and (v) warranties given in the ordinary course of business, since January 1, 2016 neither the Company nor any Company Subsidiary has given a warranty in respect of any Products supplied, manufactured, sold or delivered by it. Each Product sold or delivered by Company or the Company Subsidiaries since January 1, 2016 conforms in all material respects with the customer specifications for such Product, all applicable contractual commitments and all applicable express and implied warranties. Neither the Company nor any Company Subsidiaries has any material liability or obligation (and to the Company’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of the Company Subsidiaries giving rise to any material liability or obligation) for replacement or repair thereof, indemnification with respect thereto or other damages in connection therewith that arose in each case after January 1, 2016, except liabilities or obligations for replacement, return or repair incurred in the ordinary course of business consistent with past practice.

SECTION 4.22 Product Liability. Except as set forth in Section 4.22 of the Company Disclosure Schedule, there are no claims alleging bodily injury or other damage in excess of one Hundred Fifty Thousand Dollars ($150,000) as a result of any Product or the breach of any duty to warn, test, inspect or instruct of dangers of any Product that are currently pending or threatened in writing against the Company or any Company Subsidiary, or, to the knowledge of the Company, against any Supplier that contracts with the Company or any Company Subsidiary as it relates to, or may reasonably affect, the Company’s or any Company Subsidiary’s Products.

SECTION 4.23 Certain Business Practices. Since January 1, 2014, none of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 4.24 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, and except as otherwise disclosed on Section 4.24 of the Company Disclosure Schedule; no director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.24. The Company and the Company Subsidiaries have not, since January 1, 2015, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.25 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.26 Brokers. Except as set forth in Section 4.26 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.27 Exclusivity of Representations and Warranties. Neither Holdings, the Company nor any of their respective affiliates or Representatives is making, and they each hereby disclaim all representations or warranties of any kind or nature whatsoever, oral or written, express or implied, on behalf of Holdings, the Company or any of their affiliates, including, without limitation, as to the accuracy or completeness of any information regarding Holdings, the Company or any of the Company Subsidiaries furnished or made available to Pensare, Merger Sub and their Representatives (including, but not limited to, any relating to financial condition, results of operations, projections, assets or liabilities of Holdings, the Company and the Company Subsidiaries), except for the representations and warranties expressly set forth in this Article IV and Article V (as modified by the disclosures set forth in the Company Disclosure Schedules).

Article V.

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings hereby represents and warrants to Pensare and Merger Sub as follows:

SECTION 5.01 Corporate Organization. Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or any of the Transactions.

SECTION 5.02 Authority Relative to This Agreement. Holdings has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Holdings and the consummation by Holdings of the Transactions, have been duly and validly authorized by all necessary limited liability company action, and no other proceedings on the part of Holdings are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Holdings and, assuming due authorization, execution and delivery by Pensare and Merger Sub, constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.03 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.03(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by Holdings does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DCGL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 5.03(b), the performance of this Agreement by Holdings will not (i) conflict with or violate the certificate of formation or limited liability company agreement of Holdings, as amended through the date hereof, (ii)  conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdings or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdings pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdings is a party or by which Holdings or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material and adverse effect on Holdings.

(b) The execution and delivery of this Agreement by Holdings does not, and the performance of this Agreement Holdings will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdings from performing its material obligations under this Agreement.

SECTION 5.04 Board Approval; Vote Required. The Holdings Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly approved and adopted this Agreement and the Transactions contemplated hereby. The only vote necessary to approve this Agreement and the Transactions contemplated hereby, in addition to the approvals contemplated in Section 4.18, is the affirmative vote of the Holdings Board.

SECTION 5.05 Accredited Investor. Holdings is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

SECTION 5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdings.

SECTION 5.07 Exclusivity of Representations and Warranties. Neither Holdings, the Company nor any of their respective affiliates or Representatives is making, and they each hereby disclaim all representations or warranties of any kind or nature whatsoever, oral or written, express or implied, on behalf of Holdings, the Company or any of their affiliates, including, without limitation, as to the accuracy or completeness of any information regarding Holdings, the Company or any of the Company Subsidiaries furnished or made available to Pensare, Merger Sub and their Representatives (including, but not limited to, any relating to financial condition, results of operations, projections, assets or liabilities of Holdings, the Company and the Company Subsidiaries), except for the representations and warranties expressly set forth in this Article V and in Article IV (as modified by the disclosures set forth in the Company Disclosure Schedules).

Article VI.

REPRESENTATIONS AND WARRANTIES OF PENSARE AND MERGER SUB

Except as set forth in the Pensare SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Pensare SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Pensare and Merger Sub hereby, jointly and severally, represent and warrant to Holdings and the Company as follows:

SECTION 6.01 Corporate Organization.

(a) Each of Pensare and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or any of the Transactions.

(b) Merger Sub is the only subsidiary of Pensare. Except for Merger Sub, Pensare does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 6.02 Certificate of Incorporation and By-laws. Each of Pensare and Merger Sub has heretofore furnished to the Company complete and correct copies of the Pensare Organizational Documents and the Merger Sub Organizational Documents. The Pensare Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Pensare nor Merger Sub is in violation of any of the provisions of the Pensare Organizational Documents and the Merger Sub Organizational Documents.

SECTION 6.03 Capitalization.

(a) The authorized capital stock of Pensare consists of (i) 100,000,000 shares of Pensare Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Pensare Preferred Stock”). As of the date of this Agreement (i) 13,822,538 shares of Pensare Common Stock are issued and outstanding (which includes 6,060,038 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Pensare Common Stock are held in the treasury of Pensare, (iii) 26,037,500 Pensare Warrants are issued and outstanding, each exercisable for one share of Pensare Common Stock at an exercise price of $11.50, (iv) 26,037,500 shares of Pensare Common Stock are reserved for future issuance pursuant to the Pensare Warrants and (v) 31,050,000 rights (“Pensare Rights”), each to receive 1/10 of a share of Pensare Common Stock upon the consummation of a Business Combination (as defined in the Pensare Certificate of Incorporation, a “Business Combination”) are issued and outstanding. As of the date of this Agreement, there are no shares of Pensare Preferred Stock issued and outstanding.

(b) Except for the Subscription Agreements, if any, or as otherwise set forth in this Section 6.03, there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Pensare or obligating Pensare to issue or sell any shares of capital stock of, or other equity interests in, Pensare. All shares of Pensare Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Pensare nor any subsidiary of Pensare is a party to, or otherwise bound by, and neither Pensare nor any subsidiary of Pensare has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Pensare Common Stock or any of the equity interests or other securities of Pensare or any of its subsidiaries. There are no outstanding contractual obligations of Pensare to repurchase, redeem or otherwise acquire any shares of Pensare Common Stock. There are no outstanding contractual obligations of Pensare to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Pensare free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(d) All outstanding Pensare Units, shares of Pensare Common Stock, Pensare Rights and Pensare Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Pensare Organizational Documents.

(e) Each Founder is obligated to vote all of the shares of Pensare Common stock that he, she or it owns in favor of approving the Transactions. No Founder is entitled to have redeemed any of his, her or its shares of Pensare Capital Stock pursuant to the Pensare Organizational Documents.

(f)   The Stock Consideration being delivered by Pensare hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Pensare Organizational Documents. The Stock Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

SECTION 6.04 Authority Relative to This Agreement. Each of Pensare, and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Pensare and Merger Sub and the consummation by each of Pensare and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Pensare or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Pensare Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Pensare Common Stock and the amendment and restatement of the Pensare Certificate of Incorporation pursuant to this Agreement, the approval of majority of the then-outstanding shares of Pensare Common Stock). This Agreement has been duly and validly executed and delivered by Pensare and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Pensare or Merger Sub, enforceable against Pensare or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Pensare and Merger Sub do not, and the performance of this Agreement by each of Pensare and Merger Sub will not, (i) conflict with or violate the Pensare Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Pensare or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Pensare or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Pensare or Merger Sub is a party or by which each of Pensare or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Pensare Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Pensare and Merger Sub do not, and the performance of this Agreement by each of Pensare and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Pensare or Merger Sub from performing its material obligations under this Agreement.

SECTION 6.06 Compliance. Neither Pensare nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Pensare or Merger Sub or by which any property or asset of Pensare or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pensare or Merger Sub is a party or by which Pensare or Merger Sub or any property or asset of Pensare or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Pensare Material Adverse Effect. Each of Pensare and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Pensare or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 6.07 SEC Filings; Financial Statements.

(a) Pensare has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 5, 2017, together with any amendments, restatements or supplements thereto (collectively, the “Pensare SEC Reports”). Pensare has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Pensare with the SEC to all agreements, documents and other instruments that previously had been filed by Pensare with the SEC and are currently in effect. The Pensare SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Pensare has filed with the SEC on a timely basis all statements required with respect to Pensare by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 6.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq Capital Market.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Pensare SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Pensare as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have a Pensare Material Adverse Effect). Pensare has no off-balance sheet arrangements that are not disclosed in the Pensare SEC Reports. No financial statements other than those of Pensare are required by GAAP to be included in the consolidated financial statements of Pensare.

(c) Except as and to the extent set forth in the Pensare SEC Reports, neither Pensare nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Pensare’s and Merger Sub’s business.

(d) Pensare is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) Pensare is eligible to register the resale of the Stock Consideration for resale by Holdings and its members under a registration statement on Form S-3 promulgated under the Securities Act.

SECTION 6.08 Absence of Certain Changes or Events. Since March 31, 2019, or as expressly contemplated by this Agreement, or specifically disclosed in any Pensare SEC Report filed since March 31, 2019 and prior to the date of this Agreement, (a) Pensare has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Pensare Material Adverse Effect.

SECTION 6.09 Absence of Litigation. There is no Action pending or, to the knowledge of Pensare, threatened against Pensare, or any property or asset of Pensare, before any Governmental Authority. Neither Pensare nor any material property or asset of Pensare is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Pensare, continuing investigation by, any Governmental Authority.

SECTION 6.10 Board Approval; Vote Required.

(a) The Pensare Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Pensare and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of Pensare approve and adopt this Agreement and approve the Transactions contemplated by this Agreement, and directed that this Agreement and the Transactions, contemplated hereby, be submitted for consideration by the stockholders of Pensare at the Pensare Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Pensare necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Pensare Common Stock.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 6.11 No Prior Operations of Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

SECTION 6.12 Pensare Material Contracts.

(a) The Pensare SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Pensare or Merger Sub is party (the “Pensare Material Contracts”).

(b) Each Pensare Material Contract is in full force and effect and, to the knowledge of Pensare, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Remedies Exceptions. True, correct and complete copies of all Pensare Material Contracts have been made available to Holdings and the Company.

SECTION 6.13 Employees. Other than any former officers or as described in the Pensare SEC Reports, Pensare has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Pensare’s officers and directors in connection with activities on Pensare’s behalf in an aggregate amount not in excess of the amount of cash held by Pensare outside of the Trust Account, Pensare has no unsatisfied material liability with respect to any employee. Pensare does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Pensare, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

SECTION 6.14 Taxes.

(a) Pensare and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Pensare or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Pensare, for any material Taxes of Pensare that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither Pensare nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of Pensare or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) Neither Pensare nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e) Neither Pensare nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f)   Neither Pensare nor Merger Sub has any request for a material ruling in respect of Taxes pending between Pensare and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g) Neither Pensare nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither Pensare nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)    There are no Tax Liens upon any assets of Pensare or Merger Sub except for Taxes that are not yet due and payable.

SECTION 6.15 Listing. The issued and outstanding Pensare Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “WRLSU.” The issued and outstanding shares of Pensare Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “WRLS”. The issued and outstanding Pensare Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “WRLSW”. The issued and outstanding Pensare Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “WRLSR”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Pensare, threatened in writing against Pensare by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Pensare Units, the shares of Pensare Common Stock, Pensare Rights or Pensare Warrants or terminate the listing of Pensare on the Nasdaq Capital Market. None of Pensare or any of its affiliates has taken any action in an attempt to terminate the registration of the Pensare Units, the shares of Pensare Common Stock, the Pensare Rights or the Pensare Warrants under the Exchange Act.

SECTION 6.16 Brokers. Except for EarlyBirdCapital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Pensare or Merger Sub.

SECTION 6.17 Pensare Trust Fund. As of the date of this Agreement, Pensare has no less than $63,000,000.00 in the trust fund established by Pensare for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Co. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 27, 2017, between Pensare and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Pensare has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Pensare or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Pensare and the Trustee that would cause the description of the Trust Agreement in the Pensare SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Pensare, that would entitle any person (other than stockholders of Pensare who shall have elected to redeem their shares of Pensare Common Stock pursuant to the Pensare Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Pensare Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Pensare, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Pensare shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Pensare as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Pensare due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Pensare who shall have exercised their Redemption Rights, (b)  with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Pensare in connection with its efforts to effect the Merger (including the $10,867,500 fee owed by Pensare to EarlyBirdCapital, Inc., pursuant to that certain Business Combination Marketing Agreement, dated July 27, 2017, between EarlyBirdCapital, Inc. and Pensare).

SECTION 6.18 Prior Business Operations. Pensare has limited its activities to those activities (a) contemplated in the Prospectus or (b) otherwise necessary to consummate the Merger and the other Transactions contemplated by this Agreement.

SECTION 6.19 Pensare’s and Merger Sub’s Investigation and Reliance. Each of Pensare and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding Holdings, the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by Pensare and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Pensare, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of Holdings, the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of Holdings, the Company, the Company Subsidiaries and the Transactions. Neither Pensare nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by Holdings, the Company or any of the Company Subsidiaries or any of their respective Representatives, except as expressly set forth in Article IV and V (as modified by the Company Disclosure Schedule). Neither the Company, Holdings nor any of their respective owners, members, stockholders, affiliates or Representatives shall have any liability to Pensare, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Pensare or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither Holdings, the Company nor any of their respective owners, members, stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving Holdings, the Company and/or the Company Subsidiaries.

Article VII.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 7.01 Conduct of Business by the Company Pending the Merger.

(a) Holdings and the Company agree that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, unless Pensare shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) the businesses of the Company and the Company Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice; and

(ii) Holdings and the Company shall use their commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with Customers, Suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, except as set forth on Section 7.01(b) of the Company Disclosure Schedule or as otherwise required by Law or any contracts or agreements to which the Company or a Company Subsidiary is a party, neither the Company nor any Company Subsidiary shall, and Holdings shall cause the Company and each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Pensare (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents, other than to amend the indemnity provisions of such documents to mirror the indemnity provisions in the Pensare organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (B) except in the ordinary course of business and in a manner consistent with past practice, any material assets of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than as necessary to make any required payments under the Company Credit Agreements;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; or (B) incur any indebtedness for borrowed money (other than borrowings under the Company Credit Agreements) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vi) (A) hire any additional employees or consultants except in the ordinary course of business, (B) fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment or consultant’s services except in the ordinary course of business, or (C) increase the compensation payable or to become payable or, other than health and welfare plan renewals in the ordinary course of business consistent with past practices, the benefits provided to its directors or officers, in each case except in the ordinary course of business;

(vii) other than pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(viii) adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(x) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xi) materially amend, modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;

(xii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 7.02 Conduct of Business by Pensare and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements, issuing the PIPE Securities and consummating the Private Placement) and except as set forth on Schedule 7.02, Pensare agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Pensare and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or in connection with the terms and conditions of, any Subscription Agreement, except as otherwise required by Law or as set forth on Schedule 7.02, neither Pensare nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Pensare Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Pensare other than Merger Sub, other than one or more amendments to extend the Termination Date as defined in Section 9.6 of the Pensare Certificate of Incorporation;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Pensare Organizational Documents, including the Pensare Stockholder Redemptions;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Pensare Securities except for redemptions from the Trust Fund that are required pursuant to the Pensare Organizational Documents, including the Pensare Stockholder Redemptions;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Pensare or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Pensare or Merger Sub (except for entering into various Subscription Agreements, issuing the PIPE Securities and consummating the Private Placement);

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)   incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pensare, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Pensare or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account; or

(k) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 7.03 Claims Against Trust Account. Holdings and the Company agree that, notwithstanding any other provision contained in this Agreement, Holdings and the Company do not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Holdings and the Company on the one hand, and Pensare on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, Holdings and the Company hereby irrevocably waive any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit Holdings or the Company from pursuing a claim against Pensare, Merger Sub or any other person (i) for legal relief against monies or other assets of Pensare or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (ii) for damages for breach of this Agreement against Pensare (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Pensare consummates a Business Combination transaction with another party. In the event that Holdings or the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Pensare shall be entitled to recover from Holdings and the Company the associated reasonable legal fees and costs in connection with any such action, in the event Pensare prevails in such action or proceeding.

Article VIII.

ADDITIONAL AGREEMENTS

SECTION 8.01 Proxy Statement

(a) As promptly as practicable after the delivery of the PCAOB Audited Financial Statements by the Company to Pensare, Pensare and shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Pensare relating to the meeting of Pensare’s stockholders (the “Pensare Stockholders’ Meeting”) to be held to consider approval and adoption of the business combination provided for in this Agreement by approving and adopting (i) this Agreement and the Transactions, (ii) the amendments to the Pensare Certificate of Incorporation set forth in Exhibit A, (iii) the issuance of Pensare Common Stock as contemplated by this Agreement and pursuant to the Private Placement (if any), (iv) the Equity Plan and (v) a proposal to adjourn the Pensare Stockholders’ Meeting, as necessary, to solicit additional proxies if there are not sufficient votes at the time of the Pensare Stockholders’ Meeting to approve the foregoing proposals, and (v) any other proposals the parties deem necessary to effectuate the Merger and the other Transactions or as may be mutually agreed upon by Holdings and Pensare (collectively, the “Pensare Proposals”). Holdings and the Company shall furnish all information concerning the Company as Pensare may reasonably request in connection with such actions and the preparation of the Proxy Statement. Pensare shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Pensare, as promptly as practicable (but in no event later than five (5) Business Days) following the earlier to occur of: (Y) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (Z) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC.

(b) Pensare covenants that none of the Pensare Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Pensare Board to withdraw or modify, in a manner adverse to the Company, the Pensare Recommendation or the approval or recommendation by the Pensare Board of the Pensare Proposals and the Proxy Statement shall include the Pensare Recommendation and the recommendation of the Pensare Board to the stockholders of Pensare in favor of the Pensare Proposals.

(c) Prior to filing with the SEC, Pensare will make available to Holdings drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide Holdings with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Pensare shall not file any such documents with the SEC without the prior written consent of Holdings (such consent not to be unreasonably withheld, conditioned or delayed). Pensare will advise Holdings promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) the issuance of any stop order by the SEC; (F) any request by the SEC for amendment of the Proxy Statement; (G) any comments from the SEC relating to the Proxy Statement and responses thereto; and (H) requests by the SEC for additional information. Prior to responding to any requests or comments from the SEC, Pensare will make available to Holdings drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(d) Pensare represents that the information supplied by Pensare for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Pensare, (ii) the time of the Pensare Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Pensare or Merger Sub, or their respective officers or directors or otherwise supplied by Pensare for inclusion in the Proxy Statement, should be discovered by Pensare which should be set forth in an amendment or a supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Pensare shall promptly inform Holdings. All documents that Pensare is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Pensare shall make all necessary filings, if any, with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.

(e) Holdings and the Company represent that the information supplied by Holdings and the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Pensare, (ii) the time of the Pensare Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Holdings, the Company or any Company Subsidiary, or their respective officers or directors or otherwise supplied by Holdings or the Company for inclusion in the Proxy Statement, should be discovered by Holdings or the Company which should be set forth in an amendment or a supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Holdings and the Company shall promptly inform Pensare. All documents that Holdings or the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 8.02 Pensare Stockholders’ Meetings; and Merger Sub and the Company Stockholder’s Approval.

(a) Pensare shall call and hold the Pensare Stockholders’ Meeting as promptly as practicable for the purpose of voting solely upon the Pensare Proposals, and Pensare shall use its reasonable best efforts to hold the Pensare Stockholders’ Meeting within 30 Business Days following date the Proxy Statement is mailed to the stockholders of Pensare. Pensare shall use its reasonable best efforts to obtain the approval of the Pensare Proposals at the Pensare Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Pensare Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders therefor.

(b) Promptly following the execution of this Agreement, Pensare shall approve and adopt this Agreement and approve the Merger and the other Transactions, as the sole stockholder of Merger Sub.

(c) Promptly following the execution of this Agreement, Holdings shall approve and adopt this Agreement and approve the Merger and the other Transactions, as the sole stockholder of the Company.

SECTION 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, Holdings and Pensare shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither Holdings nor Pensare shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated May 15, 2019 (the “Confidentiality Agreement”), between Pensare and Computex Technology Solutions, which is a d/b/a for Computex, Inc.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 8.04 Solicitation. From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, Holdings and the Company shall not, and shall cause the Company Subsidiaries not to and shall direct their respective Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information of the Company or the Company Subsidiaries to, any person relating to an Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. Holdings and the Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with an Acquisition Proposal. Holdings and the Company shall promptly notify Pensare (and in any event within twenty-four hours) of the receipt of any Acquisition Proposal after the date hereof, which notice shall identify the third party making any Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Acquisition Proposal.

SECTION 8.05 Employee Benefits Matters.

(a) During the period commencing at the Closing Date and ending on the date which is twelve (12) months from the Closing Date (or if earlier, the date of the employee’s termination of employment with Pensare and its subsidiaries), Pensare shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree healthcare or defined benefit retirement benefits) that are substantially similar and comparable, in the aggregate, to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree healthcare or defined benefit retirement benefits) provided by the Company and the Company Subsidiaries to the Continuing Employees immediately prior to the Closing Date. The parties shall cooperate to establish an equity incentive award plan for the employees of the Surviving Corporation to be effective after the Closing (the “Equity Plan”).

(b) The Continuing Employees shall receive credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Pensare shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

SECTION 8.06 Directors’ and Officers’ Indemnification and Insurance.

(a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. Pensare further agrees that with respect to the provisions of the by-laws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) The Surviving Corporation shall purchase and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company and the Company Subsidiaries as of the Closing with respect to matters occurring prior to the Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Effective Time for the benefit of the Company’s and Company Subsidiaries’ directors and officers, and shall remain in effect for the six-year period following the Closing. Pensare shall, and shall cause the Surviving Corporation to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation and its subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.06(b).

(c) From and after the Effective Time, the Surviving Corporation shall, and Pensare shall cause the Surviving Corporation and its subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of the Company Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company or any of the Company Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the Transactions, in each case to the full extent permitted under applicable Law (and the Surviving Corporation shall, and Pensare shall cause the Surviving Corporation and its subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party). Any D&O Indemnified Party wishing to claim indemnification under this Section 8.06 shall notify the Surviving Corporation upon learning of any such Action (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 8.06 except to the extent such failure prejudices such party). The parties agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(d) Pensare covenants, for itself and its successors and assigns, including the Surviving Corporation and its subsidiaries, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current and former directors of the Company or the Company Subsidiaries, in their capacity as such or as officers of the Company or any Company Subsidiaries, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their status of a director or officer of the Company or one of the Company Subsidiaries.

SECTION 8.07 Notification of Certain Matters. Holdings and the Company shall give prompt notice to Pensare, and Pensare shall give prompt notice to Holdings and the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X ), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

SECTION 8.08 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 9.02(j) necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 8.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Pensare and Holdings. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of Pensare and Holdings shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 8.09 shall prevent Pensare or Holdings and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 8.10 Pensare Management. Prior to the Closing, Pensare and Holdings shall cooperate in good faith to select additional persons that are mutually acceptable to Pensare and Holdings to be appointed at Closing to senior managements positions at Pensare and the Surviving Corporation (in addition to the persons being appointed as officers of Pensare and the Surviving Corporation pursuant to Section 2.05).

SECTION 8.11 Trust Account. As of the Effective Time, the obligations of Pensare to dissolve or liquidate within a specified time period as contained in Pensare’s Certificate of Incorporation will be terminated and Pensare shall have no obligation whatsoever to dissolve and liquidate the assets of Pensare by reason of the consummation of the Merger or otherwise, and no stockholder of Pensare shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Pensare shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Pensare and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 8.12 Resale Registration Statement. Within five (5) Business Days following the Closing Date, Pensare shall prepare and file or cause to be prepared and filed with the SEC, a registration statement on Form S-3 or such other applicable form (as amended or supplemented from time to time, the “Registration Statement”), in connection with the registration under the Securities Act of an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act, registering the resale from time-to-time of the shares of Pensare Common Stock issued to Holdings pursuant to this Agreement (including any such shares of Pensare Common Stock transferred by Holdings to its members) (the “Registrable Securities”). Pensare shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, and to have the Registration Statement declared effective under the Securities Act. Notwithstanding the foregoing, Pensare’s obligations under this Section 8.12 are contingent upon Holdings (and any members of Holdings to which Holdings transferred Registrable Securities) furnishing in writing to Pensare such information regarding Holdings (or such members of Holdings), the securities of Pensare held by Holdings (or its affiliates) and the intended method of disposition of the Registrable Securities as shall be reasonably requested by Pensare to effect the registration of such Registrable Securities, and shall execute such documents in connection with such registration as Pensare may reasonably request that are customary of a selling stockholder in similar situations. Pensare shall use reasonable best efforts to cause the Registration Statement to be declared effective as soon as possible after filing, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the staff of the SEC. Once effective, Pensare shall use reasonable best efforts to keep the Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available for the resale of the Registrable Securities; provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities (and Pensare shall have no further obligations to maintain the effectiveness of the Registration Statement with respect thereto) when:  (a) such securities shall have been sold, transferred, disposed of or exchanged in accordance with the Registration Statement (or another registration statement filed under the Securities Act); (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Pensare and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without volume or manner of sale limitations. Pensare shall bear its own costs and expenses associated with its obligations under this Section 8.12.

SECTION 8.13 Tax Matters. Each of Pensare, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.  This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).  Each of Pensare, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

SECTION 8.14 PCAOB Audited Financials. Holdings and the Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) not later than August 1, 2019.

SECTION 8.15 Stock Exchange Listing. Pensare will use its reasonable best efforts to cause the Stock Consideration or, if determined to be appropriate by Pensare and Holdings or otherwise listed in connection with the Private Placement of PIPE Securities, the Pensare Securities, issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at Closing. During the period from the date hereof until the Closing, Pensare shall use its reasonable best efforts to keep the Pensare Units, Pensare Common Stock, Pensare Rights and Pensare Warrants listed for trading on the Nasdaq Capital Market.

SECTION 8.16 Contact with Customers, Suppliers and other Business Relations. From the date hereof until the Closing Date, Pensare and Merger Sub shall not, and shall cause their affiliates not to, and shall direct their Representatives not to, contact or communicate with any customers, suppliers, distributors or licensors of the Company or the Company Subsidiaries or any other persons having a business relationship with the Company or the Company Subsidiaries regarding the Transactions without the prior written consent of Holdings or the Company (which shall not be unreasonably withheld, delayed or conditioned). Pensare and its Representatives may freely contact the Company’s employees set forth on Section 8.16 of the Company Disclosure Schedule (the “Management Team”) to discuss the post-Closing transition relating to the Transactions and may contact other employees of the Company to discuss the post-Closing transition relating to the transactions contemplated hereby only with the consent of an individual from the Management Team (which shall not be unreasonably withheld, delayed or conditioned).

SECTION 8.17 Extension. If, by November 1, 2019, Pensare and Holdings determine that that the Closing is unlikely to be consummated on or before December 1, 2019 (the “First Expiration Date”), then Pensare shall take all actions necessary to obtain the approval of the stockholders of Pensare to extend the deadline for Pensare to consummate its initial Business Combination (the “Extension”) to a date after the First Expiration Date but prior to the Outside Date in accordance with the Pensare Organizational Documents. Pensare shall use its reasonable best efforts to obtain stockholder approval for any and all required Extensions during the term of this Agreement.

SECTION 8.18 Release. Effective upon and following the Closing, Pensare, on its own behalf and on behalf of its affiliates, Related Parties, Representatives, successors and assigns claiming through or by Pensare, generally, absolutely, irrevocably, unconditionally and completely releases and forever discharges Holdings and each of its affiliates, Related Parties, Representatives, successors and assigns (collectively, the “Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any of Holdings, the Company or any Company Subsidiary occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Stockholder Released Parties; provided, however, that nothing in this Section 8.18 shall release Holdings or the Company or any Company Subsidiary from their obligations under this Agreement or the other Ancillary Agreements.

SECTION 8.19 Guarantees and Security Interests relating to Holdings. Promptly following the execution of this Agreement, Pensare and the Company shall use commercially reasonable efforts to release Holdings from any corporate guaranty or security agreement to which it is a party that has been provided to any person in connection with the operation of the business of the Company and the Company Subsidiaries (collectively, the “Guarantees”). If Pensare and the Company fail to release any Guarantees (other than those required to be released at Closing pursuant to Section 9.03(i)), and any claims are made on any such Guarantees for matters involving the Company or a Company Subsidiary that occur after the Closing, Pensare and Merger Sub shall, on a joint and several basis, defend, indemnify and hold Holdings harmless from and against any and all damages, losses and expenses resulting from such claims.

Article IX.

CONDITIONS TO THE MERGER

SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of Holdings, Company, Pensare and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Pensare Stockholder Approval. The Pensare Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Pensare in accordance with the Proxy Statement, the DGCL, the Pensare Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(c) Available Cash. After giving effect to (i) the exercise of the Redemption Rights and payments related thereto and (ii) the sale and issuance by Pensare of Pensare Common Stock or other PIPE Securities of Pensare, if any, between the date of this Agreement and the Effective Time, Pensare shall have at least an aggregate of $150 million of cash held either in or outside of the Trust Account.

SECTION 9.02 Conditions to the Obligations of Pensare and Merger Sub. The obligations of Pensare and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of (i) Holdings and the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement), Section 4.18 (Board Approval; Vote Required), Section 4.26 (Brokers), and (ii) Holdings contained in Section 5.01 (Corporation Organization), Section 5.02 (Authority Relative to this Agreement), Section 5.04 (Board Approval; Vote Required) and Section 5.06 (Brokers), shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (but giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Holdings and the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not cause a Company Material Adverse Effect.

(b) Agreements and Covenants. Holdings and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Holdings and the Company shall have delivered to Pensare a certificate, dated the date of the Closing, signed by an officer of Holdings and the Company, certifying as to the satisfaction of the conditions specified in Sections 9.02(a), 9.02(b) and 9.02(d).

(d) Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(e) Resignation. Other than those persons who Pensare has identified as continuing directors, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f)   Stock Exchange Listing. The shares of Pensare Common Stock shall be listed on the Nasdaq Capital Market as of the Closing Date.

(g) Ancillary Agreements. Holdings and Company, as applicable, shall deliver, or cause to be delivered, to Pensare duly executed copies of the Ancillary Agreements to which it is a party.

(h) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to Pensare a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Pensare with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i)    PCAOB Audited Financials. The Company shall have delivered to Pensare the PCAOB Audited Financials.

(j)    Third Party Consents. All consents from third parties under any Material Contract to which the Company or any Company Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement shall have been obtained from such third parties.

SECTION 9.03 Conditions to the Obligations of Holdings and the Company. The obligations of Holdings and the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Pensare and Merger Sub contained in Section 6.01 (Corporate Organization), Section 6.03 (Capitalization), Section 6.04 (Authority Relative to this Agreement) Section 6.10 (Board Approval; Vote Required), and Section 6.16 (Brokers), shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (but giving effect to any limitation as to “materiality” or “Pensare Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Pensare and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Pensare Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not cause a Pensare Material Adverse Effect.

(b) Agreements and Covenants. Pensare and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Pensare shall have delivered to Holdings a certificate, dated the date of the Closing, signed by the President of Pensare, certifying as to the satisfaction of the conditions specified in Sections 9.03(a), 9.03(b), 9.03(d) and 9.03(i).

(d) Material Adverse Effect. Since the date of this Agreement, no Pensare Material Adverse Effect shall have occurred.

(e) Disbursement of Trust Account. Pensare shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds contained in the Trust Account disbursed to Pensare immediately prior to the Effective Time, and all such funds release from the Trust Account shall be available to Pensare.

(f)   Stock Exchange Listing. A supplemental listing shall have been filed with the Nasdaq Capital Market as of the Closing Date to list the shares constituting the Stock Consideration.

(g) Ancillary Agreements. Each of Pensare and Merger Sub shall deliver, or cause to be delivered, to Holdings and the Company a duly executed copy of the Ancillary Agreements to which it is a party.

(h) Telecommunications Contract. Pensare shall have provided to Holdings the Telecommunications Contract, duly executed by all parties thereto, and such contract shall be in full force and effect without any breach by the parties thereto as of the Closing.

(i)    Releases. Pensare shall have provided to Holdings written releases from all third parties that are a party to the agreements set forth in Section 9.03(i) of the Company Disclosure Schedule, releasing Holdings from all obligations or liabilities under such agreements and terminating all security interests and other Liens with respect to Holdings contemplated in such agreements.

Article X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01   Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Pensare, as follows:

(a) by mutual written consent of Pensare and Holdings; or

(b) by either Pensare or Holdings if the Effective Time shall not have occurred prior to December 31, 2019 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date; or

(c) by either Pensare or Holdings if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

(d) by either Pensare or Holdings if any of the Pensare Proposals shall fail to receive the requisite vote for approval at the Pensare Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(e) by Pensare upon a breach of any representation, warranty, covenant or agreement on the part of Holdings or the Company set forth in this Agreement, or if any representation or warranty of Holdings or the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that Pensare has not waived such Terminating Company Breach and Pensare and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by Holdings or the Company, Pensare may not terminate this Agreement under this Section 10.01(e) for so long as Holdings and the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Pensare to Holdings; or by Pensare if there shall have occurred a Company Material Adverse Effect after the date of this Agreement;

(f)   by Holdings upon a breach of any representation, warranty, covenant or agreement on the part of Pensare and Merger Sub set forth in this Agreement, or if any representation or warranty of Pensare and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating Pensare Breach”); provided that Holdings or the Company has not waived such Terminating Pensare Breach and Holdings and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Pensare Breach is curable by Pensare and Merger Sub, Holdings may not terminate this Agreement under this Section 10.01(f) for so long as Pensare and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Holdings to Pensare; or by Holdings if there shall have occurred a Pensare Material Adverse Effect after the date of this Agreement;

(g) by Pensare if the PCAOB Audited Financial Statements shall not have been delivered to Pensare by the Company on or before August 2, 2019; or

(h) by either Pensare or the Company if Pensare shall have failed to obtain an Extension required pursuant to Section 8.17 prior to the consummation of the Transactions.

SECTION 10.02   Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 8.09, Section 10.02, Section 10.03, Section 11.01, Section 11.05, Section 11.06 and Section 11.07 or in the case of termination subsequent to a willful or intentional material breach of this Agreement by a party hereto.

SECTION 10.03   Expenses. Except as set forth in this Section 10.03 or elsewhere in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that Pensare shall pay, whether or not the Transactions are consummated, all (i) Expenses of the parties relating to preparing, printing, filing and mailing the Proxy Statement, (ii) Expenses relating to all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, and (iii) reasonable Expenses relating to legal, accounting and other professional advisor fees (not including investment banking or broker fees) incurred by Holdings and the Company in connection with this Agreement and the Transactions contemplated herein, the audit and review of the Company’s financial statements, 409A valuations and the preparation of portions of the Proxy Statement, and in connection therewith, Pensare has funded an escrow account with $500,000 to pay such Expenses of Holdings and the Company. Reimbursements of such Expenses shall be made from such escrow account within five (5) Business Days of the Company’s written request (with invoices) and Pensare’s approval thereof (which shall not be unreasonably withheld, conditioned or delayed). Until the termination of this Agreement, each time such escrow funds are reduced to $100,000, Pensare shall replenish the account back to such amount as shall be sufficient to pay all remaining Expenses of Holdings and the Company required to be reimbursed pursuant to this Section 10.03 (as reasonably determined by the Company and Pensare). For avoidance of doubt, neither Holdings nor the Company shall be obligated to pay back any Expenses paid by Pensare in the event the Transactions are not consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals, and all other matters related to the Closing of the Merger and the other Transactions.

SECTION 10.04   Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.05   Waiver. At any time prior to the Effective Time, (i) Pensare may (a) extend the time for the performance of any obligation or other act of Holdings or the Company, (b) waive any inaccuracy in the representations and warranties of Holdings or the Company contained herein or in any document delivered by Holdings or the Company pursuant hereto and (c) waive compliance with any agreement of Holdings or the Company or any condition to its own obligations contained herein and (ii) Holdings may (a) extend the time for the performance of any obligation or other act of Pensare or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Pensare or Merger Sub contained herein or in any document delivered by Pensare and/or Merger pursuant hereto and (c) waive compliance with any agreement of Pensare or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article XI.

GENERAL PROVISIONS

SECTION 11.01   Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants to be performed prior to or at the Effective Time in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 10.01, as the case may be, except that the agreements set forth in Article II and Article III and Sections 8.05, 8.06, 8.09, 8.11, 8.12, 8.13, 8.18 and 8.19 and this Article XI shall survive the Effective Time and the provisions of Sections 8.03(b) and Section 10.03 and this Article XI shall survive the termination of this Agreement.

SECTION 11.02   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Pensare or Merger Sub:

Pensare Acquisition Corp.
1720 Peachtree Street, Suite 629
Atlanta, GA 30309
Attention:       Dr. Robert Willis
Email:               rw@pensaregrp.com

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention:       Alan I. Annex, Esq.
Email:               annexa@gtlaw.com

if to Holdings or the Company:

Stratos Management Systems Holdings, LLC
5355 W. Sam Houston Pkwy N
Suite 390
Houston, Texas 77041-5235
Facsimile No: (713) 780-7348
Telephone No: (713) 331-4250
Attention:       Sam Haffar
Email:               shaffar@computex-inc.com

with a copy to:

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Facsimile No: (713) 236-5432
Telephone No: (713) 547-2208
Attention:       Ricardo Garcia-Moreno, Esq.
Email:               Ricardo Garcia-Moreno@haynesboone.com

SECTION 11.03   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04   Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 11.05   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 11.06   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

SECTION 11.08   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.09   Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.10   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 11.11   Legal Representation. Pensare, Merger Sub, the Company and their respective affiliates acknowledge and agree that Haynes and Boone, LLP (“H&B”) has acted as counsel for Holdings, the Company and the Company Subsidiaries for several years and that Holdings reasonably anticipates that H&B will continue to represent Holdings in future matters. Accordingly, Pensare, Merger Sub, the Company and their respective affiliates expressly consent to H&B representation of Holdings in any post-Closing matter in which the interests of Pensare, Merger Sub, the Surviving Corporation and the Company Subsidiaries, on the one hand, and Holdings, on the other hand, are adverse, including, without limitation, any matter relating to the Transactions or any disagreement or dispute relating thereto, and whether or not such matter is one in which H&B may have previously advised Holdings, the Company, the Company Subsidiaries or their respective affiliates. Furthermore, Pensare, Merger Sub, the Surviving Corporation, the Company and the Company Subsidiaries irrevocably waive (and Pensare shall cause all such persons to irrevocably waive) any right they may have to discover or obtain information or documentation relating to the representation of Holdings, the Company or the Company Subsidiaries by H&B in the Transactions, to the extent that such information or documentation was privileged as to Holdings or any of its affiliates, and such parties agree they shall not try to obtain any such information or documentation under any process. Pensare, Merger Sub, the Surviving Corporation, the Company, the Company Subsidiaries and their respective affiliates further covenant and agree that each such party shall not assert (and Pensare shall cause all such person not to assert) any claim against H&B in respect of legal services provided to the Company, the Company Subsidiaries or their affiliates by H&B in connection with this Agreement or the Transactions. Upon and after the Closing, the Surviving Corporation and the Company Subsidiaries shall cease to have any attorney-client relationship with H&B, unless and to the extent H&B is specifically engaged in writing by the Surviving Corporation to represent the Surviving Corporation after the Closing and either such engagement involves no conflict of interest with respect to Holdings or Holdings consents in writing to such representation at the time to such engagement. Any such representation of the Surviving Corporation by H&B after the Closing shall not affect the foregoing provisions hereof. Pensare, Merger Sub, the Surviving Corporation, the Company Subsidiaries and their affiliates acknowledge and agree that Holdings is the only party with the right to assert or waive an attorney-client privilege with respect to any communication between Holdings, the Company, the Company Subsidiaries and/or their affiliates and any person representing them that occurred at any time prior to the Closing, and therefore such privilege cannot be waived without the prior written consent of Holdings in its sole discretion.

SECTION 11.12 Limitation of Damages. Notwithstanding anything in this Agreement to the contrary, no party hereto shall be liable to any other party hereto for any punitive, consequential or special damages or damages based on any type of multiple relating to the breach or alleged breach of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, Pensare, Merger Sub, Holdings and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PENSARE ACQUISITION CORP.

By	/s/ Darrell J. Mays
Name:	Darrell J. Mays
Title:	CEO

Tango Merger Sub Corp.

By	/s/ Darrell J. Mays
Name:	Darrell J. Mays
Title:	CEO

STRATOS MANAGEMENT SYSTEMS HOLDINGS, LLC

By	/s/ Sam Haffar
Name:	Sam Haffar
Title:	President and Chief Executive Officer

STRATOS MANAGEMENT SYSTEMS, INC.

By	/s/ Sam Haffar
Name:	Sam Haffar
Title:	President and Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Amended and Restated Certificate of Incorporation of Pensare

[see attached]

Exhibit A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PENSARE ACQUISITION CORP.

___________, 2019

Pensare Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Pensare Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on April 7, 2016 (the “Original Certificate”). The first certificate of amendment of the Original Certificate was filed with the Secretary of State on May 10, 2016. The second certificate of amendment of the Original Certificate was filed with the Secretary of State on December 19, 2016. The third certificate of amendment of the Original Certificate was filed with the Secretary of State on May 11, 2017. The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), was filed on July 27, 2017 which both restates and amends the provisions of the Original Certificate, as amended.

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the affirmative vote of the Corporation’s stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is [________] (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

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Article III
REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 505,000,000 shares, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the stockholders generally are entitled to vote.

(b) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

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(c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d) Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

 Article V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and the Bylaws.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be not less than three, with at least one director in each of Class I, Class II and Class III. The exact number of directors shall be fixed from time to time by the action of a majority of the entire Board, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

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(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time with cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock -_Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

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Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, this Second Amended and Restated Certificate (including any Preferred Stock Designation), or by the Bylaws, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Stockholder Action by Written Consent Without a Meeting. The stockholders of the Corporation may not take action by written consent without a meeting but must take any such actions at a duly called annual or special meeting.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
FORUM

Section 9.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Corporation’s Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Section 9.2 Foreign Action. If any action the subject matter of which is within the scope of Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 9.3 Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

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Article X
CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

Article XI
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

[Signature Page Follows]

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IN WITNESS WHEREOF, Pensare Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

PENSARE ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

EXHIBIT B

Directors and Officers of Surviving Corporation

Director

●	Larry Mock

Officers

●	Chief Executive Officer – Sam Haffar

●	President – Robert Willis

●	Chief Financial Officer – Jesus Perez

Exhibit B

Exhibit C

Lock-Up Agreement

Exhibit C

LOCK-UP AGREEMENT

_____, 2019

Pensare Acquisition Corp.

720 Peachtree Street, Suite 629

Atlanta, GA 30309

Ladies and Gentlemen:

This letter agreement (this “Agreement”) relates to that certain Business Combination Agreement, dated as of July 24, 2019 (the “Combination Agreement”), by and among Pensare Acquisition Corp., a Delaware corporation (“Pensare”), Tango Merger Sub Corp., a Delaware corporation (“Merger Sub”), Stratos Management Systems Holdings, LLC, a Delaware limited liability company (“Holdings”), and Stratos Management Systems, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Combination Agreement.

1. As used in this Agreement:

(a) “Lock-Up Shares” means (i) any and all shares of Pensare Common Stock issued pursuant to the Combination Agreement that are beneficially owned by Navigation Capital Partners II, L.P. (“Navigation”) as determined based on the distribution provisions set forth in Article X of that certain Amended and Restated Limited Liability Company Agreement of Holdings dated effective October 3, 2012 (as amended), which is presently expected to be approximately __% of the total number of shares of Pensare Common Stock issued pursuant to the Combination Agreement, and (ii) any other securities of Pensare issued as a dividend or other distribution with respect to or in exchange for or in replacement of any such shares or as the result of any split, combination of shares, recapitalization, merger, consolidation or other reorganization; and

(b) “Release Date” means the earliest to occur of (i) the first anniversary of the date hereof or (ii) the last day of the Escrow Period, as such term is defined in that certain Stock Escrow Agreement, dated as of July 27, 2017, to which the Company, Pensare Sponsor Group LLC, MasTec, Inc., Continental Stock Transfer & Trust Company and certain other persons are parties.

2. In order to induce Pensare to consummate the transactions contemplated by, and as required by Section 9.02(g) of, the Combination Agreement, each of the undersigned hereby agrees that, during the period (the “Lock-Up Period”) beginning on the date hereof and expiring on the Release Date, the undersigned will not: (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Lock-Up Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b). The undersigned represent and warrant to Pensare that the Lock-Up Shares shall constitute not less than 50% of the total number of shares of Pensare Common Stock issued pursuant to the Purchase Agreement. For avoidance of doubt, the parties acknowledge and agree that other than the restrictions created above with respect to the Lock-Up Shares, there shall be no restrictions created under this Agreement with respect to any other shares of Pensare Common Stock held or owned by Holdings.

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3. Each of the undersigned hereby authorizes Pensare during the Lock-Up Period to cause the transfer agent for Pensare Common Stock to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, the Lock-Up Shares for which the undersigned is the record holder and, in the case of Lock-Up Shares for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock-Up Shares.

4. Notwithstanding the foregoing, the undersigned may sell or otherwise transfer Lock-Up Shares:

(i) if the undersigned is not a natural person, to its direct or indirect equity holders or to any of its other affiliates;

(ii) as a bona fide gift or gifts;

(iii) to the immediate family members (including spouses, significant others, lineal descendants, brothers and sisters) of the undersigned;

(iv) to a family trust, foundation or partnership established for the exclusive benefit of the undersigned, its equity holders or any of their respective immediate family members;

(v) to a charitable foundation controlled by the undersigned, its equityholders or any of their respective immediate family members;

(vi) if the undersigned is not a natural person, to any affiliate, investment fund controlled or managed by the undersigned, or commonly controlled investment fund; or

(vii) if the undersigned is not a natural person, through distributions to limited or general partners, members, stockholders or affiliates of the undersigned;

provided, however, that upon any distribution or other sale or transfer pursuant to any of clauses (i) through (vii) above by Holdings to Navigation, Navigation shall be subject in all respects to and bound by the transfer restrictions and other terms and conditions contained in this Agreement, and in the case of any subsequent distribution, sale or transfer pursuant to clauses (i) through (vii) above by Navigation or any transferee of Navigation, such sale or transfer shall be conditioned upon entry by such transferees into a written agreement, addressed to Pensare, agreeing to be bound by the transfer restrictions and other terms and conditions contained in this Agreement.

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5. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.

6. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and its successors and assigns.

8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Delaware Chancery Court, or if such court does not have subject matter jurisdiction, in any court of the United States located in the State of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested) or email transmission to the address or email address (as applicable) set forth below such party’s name on the signature page hereto.

[Signature on the following page]

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Very truly yours,

Stratos Management Systems Holdings, LLC

By:
Name:
Title:

Address:

Email:

Navigation Capital Partners II, L.P.

By:
Name:
Title:

Address:

Email:

Accepted and Agreed: PENSARE ACQUISITION CORP.

By:
Name:
Title: